As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333-187774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-187774

UNDER

THE SECURITIES ACT OF 1933

PINNACLE FOODS INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2215019
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

c/o Conagra Brands, Inc.

222 W. Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

(312) 549-5000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Pinnacle Foods Inc. 2007 Stock Incentive Plan

Pinnacle Foods Inc. 2013 Omnibus Incentive Plan

(Full Title of Plans)

Colleen Batcheler

Executive Vice President, General Counsel and Corporate Secretary

Conagra Brands, Inc.

222 W. Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

(312) 549-5000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-187774) (the “Registration Statement”) of Pinnacle Foods Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on April 5, 2013, registering 11,721,515 shares of the Company’s common stock, $0.01 par value per share, issuable under the Pinnacle Foods Inc. 2007 Stock Incentive Plan and the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan. The Registration Statement also covers an indeterminate amount of additional common stock, which may have been offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

On October 26, 2018, pursuant to an Agreement and Plan of Merger, dated as of June 26, 2018, by and among Conagra Brands, Inc., a Delaware corporation (“Conagra”), the Company and Patriot Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Conagra (“Merger Sub”), the Company became a wholly owned subsidiary of Conagra as a result of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the consummation of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate the effectiveness of the Registration Statement and remove from registration any and all securities previously registered but unsold under the Registration Statement as of the effective time of the Merger. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 31, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

PINNACLE FOODS INC.

By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Vice President and Secretary